PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To prospectus dated January 26, 2001)	Registration Statement No. 333-53108

UP TO 7,000,000 SHARES OF COMMON STOCK
OF
NEOTHERAPEUTICS, INC.

     This prospectus supplement relates to an offering by us on a “best efforts” basis of up to 7,000,000 shares of our common stock at a purchase price of $0.17 per share, to certain institutional investors for aggregate proceeds of approximately $1,200,000. In connection with this offering, we will pay fees or commissions and/or issue warrants to one or more placement agents and/or finders. See “Plan of Distribution” on page S-5 for more information regarding these potential arrangements.

     You should read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, carefully before you invest. Such documents contain information you should consider when making your investment decision. The information included in the registration statement on Form S-3, as amended (No. 333-53108) filed with the Securities and Exchange Commission on January 2, 2001, is hereby incorporated by reference into this prospectus supplement.

     Our common stock is traded on the Nasdaq National Market under the symbol “NEOT.” On July 8, 2002, the last sale price of our common stock on the Nasdaq National Market was $0.15 per share. As of July 8, 2002, we had 33,682,224 shares of our common stock outstanding.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT, ON PAGE 19 OF OUR ANNUAL REPORT ON FORM 10-K AND ON PAGE 24 OF OUR QUARTERLY REPORT ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 2002 AND MAY 15, 2002, RESPECTIVELY, AS WELL AS THE RISK FACTORS IN THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 8, 2002.

ABOUT NEOTHERAPEUTICS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DILUTION
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON STOCK
WHERE YOU CAN FIND MORE INFORMATION

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also part of this document. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

ABOUT NEOTHERAPEUTICS

     NeoTherapeutics, Inc. is a development-stage pharmaceutical company engaged in the pharmaceutical business and the functional genomics business. Our pharmaceutical business historically engaged in discovering and developing novel technology platforms for the discovery and development, co-development and out-licensing of therapeutic drugs for neurological diseases and conditions, such as memory deficits associated with aging, spinal cord injuries, Parkinson’s disease, other degenerative diseases that affect the nervous system and psychiatric diseases, and in the in-licensing and development, co-development and out-licensing of late-stage cancer drugs. We have shifted our strategic focus from discovery and development of neurology drugs to discovery and strategic alliances for these drug candidates. Our oncology program will continue to seek in-licensing of drug candidates for the treatment of cancer and the further development and strategic alliances for these drug candidates. Our functional genomics business engages in discovering how genes function in the body and validating novel molecular targets for innovative drug development. We conduct our pharmaceutical activities at NeoTherapeutics, Inc. and NeoOncoRx, Inc., and our functional genomics activities at NeoGene, Inc. Unless otherwise specified or required by context, references in this prospectus supplement to “we,” “us,” “our” and “NeoTherapeutics” refer to NeoTherapeutics, Inc. and its subsidiaries on a consolidated basis.

     We currently have no marketable products, and do not expect to have any products commercially available for at least one year, if at all. We have incurred substantial losses since our inception, and expect our losses to continue for at least the next several years. The pharmaceutical marketplace in which we operate is highly competitive, and includes many large, well-established companies pursuing treatments for the applications we are pursuing. See “Risk Factors” on page S-3 of this prospectus supplement as well as page 19 of our Annual Report on Form 10-K and on page 24 of our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on April 2, 2002 and May 15, 2002, respectively.

     This prospectus supplement relates to an offering by us on a “best efforts” basis of up to 7,000,000 shares of our common stock at a purchase price of $0.17 per share, to certain institutional investors for aggregate proceeds of approximately $1,200,000. In connection with this offering, we will pay fees or commissions and/or issue warrants to one or more placement agents and/or finders. See “Plan of Distribution” on page S-5 for more information regarding these potential arrangements.

     We were incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.neotherapeutics.com. Information contained in our web site does not constitute part of this prospectus supplement.

RISK FACTORS

     Your investment in our common stock involves a high degree of risk. You should consider the risks and other matters described under the heading “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K and on page 24 of our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on April 2, 2002 and May 15, 2002, respectively, as well as the additional risks described below, and the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, carefully before deciding to invest in our common stock. If any of the risks and other matters discussed in these documents actually occurs, our business, prospects, financial condition and operating results would be significantly harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

     The terms of our offerings must comply with Nasdaq corporate governance standards or we could be delisted and the liquidity of our common stock would decline.

     Our common stock is listed on the Nasdaq National Market. According to Nasdaq corporate governance standards, stockholders must approve significant issuances of listed securities under certain circumstances. Nasdaq National Market rules prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock in one transaction or a series of related transactions at less than the greater of book value or the then current market value, without obtaining prior stockholder consent. In addition, Nasdaq National Market rules prohibit an issuer of listed securities from issuing securities without obtaining prior stockholder consent when the issuance or potential issuance will result in a change of control of the issuer.

     We did not obtain stockholder approval of our previous offerings in June prior to the issuance of our common stock and warrants in those offerings, nor do we intend to obtain stockholder approval of this offering, even though the above Nasdaq National Market rules may require stockholder approval. While exceptions to the above Nasdaq National Market rules may be available in some circumstances, we may not qualify for the exception. Therefore, there is a risk that the Nasdaq National Market may determine that we have breached their corporate governance standards, and consequently the Nasdaq Stock Market may delist our common stock.

     In addition, we are required by Nasdaq corporate governance standards to notify Nasdaq no later than fifteen (15) days prior to entering into a transaction that may result in the potential issuance of common stock greater than ten percent (10%) of the total shares of common stock outstanding. Failure to provide such notice can result in an issuer’s removal from the Nasdaq National Market. We will not be able to notify Nasdaq fifteen days prior to entering into this transaction. Accordingly, the Nasdaq National Market may determine that we have breached this provision, and consequently, the Nasdaq National Market may delist our common stock.

     If our common stock were delisted, we would likely seek to list our common stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange, if available. However, listing or quotation on such a market or exchange could reduce the market liquidity for our common stock. If our common stock were not listed or quoted on another market or exchange, trading of our common stock could be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. However, only Market Makers, not issuers, can apply to quote securities on the OTC Bulletin Board. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. In addition, delisting from the Nasdaq National Market and failure to obtain listing or quotation on such other market or exchange would subject our common stock to so-called

“penny stock” rules. These rules impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, if our common stock is delisted from the Nasdaq National Market and we fail to obtain listing or quotation on another market or exchange, broker-dealers may be less willing or able to sell and/or make a market in our common stock and purchasers of our common stock may have more difficulty selling such common stock in the secondary market. In either case, the market liquidity of our common stock would decline.

     The trading price of our common stock must comply with the listing requirements of the Nasdaq National Market or we could be delisted and the liquidity of our common stock would decline.

     On June 17, 2002, we announced that Nasdaq notified us that we were not in compliance with Nasdaq’s minimum bid price per share ($1.00) requirements for continued listing on the Nasdaq National Market.

     We have until September 10, 2002 to regain compliance with Nasdaq’s minimum bid requirement. Under Nasdaq rules, we may demonstrate compliance by maintaining a $1.00 minimum closing bid price per share for a minimum of 10 consecutive trading days by that date. If we are unable to demonstrate compliance by that date, we may appeal a determination that we are delisted from the Nasdaq National Market, or we may decide to file an application to be transferred to the Nasdaq Small Cap Market prior to September 10, 2002. If such an application were filed and accepted, we would have another 90 days, or until December 9, 2002 to comply with the minimum bid requirement. In addition to the minimum bid requirement, we must maintain compliance with certain other quantitative standards for continued listing. We are currently not in compliance with some of these standards. Accordingly, there is a risk that Nasdaq may delist our common stock.

     Please see the risk factor above titled, “The terms of our offerings must comply with Nasdaq corporate governance standards or we could be delisted and the liquidity of our common stock would decline” for alternatives should our common stock be delisted.

     Please see page 19 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2002 for an additional risk factor on Nasdaq listing requirements.

     Our business does not generate the cash needed to finance our current and anticipated operations and our existing cash and investment securities are only sufficient to fund our operations for the next four months.

     At the present time, our business does not generate cash from operations needed to finance our short-term operations. We will rely primarily on (a) raising funds through the sale of our securities, and/or (b) out-licensing our technology, to meet all of our short-term cash needs. From our inception (June 15, 1987) through March 31, 2002, we incurred a cumulative loss of approximately $130.4 million. During the second quarter of 2002, the monthly burn rate averaged approximately $1.3 million a month. For the month of July, we anticipate that our cash burn will be approximately $1.2 million, and we estimate that our burn rate will be approximately $800,000 per month for the rest of the third and fourth quarters of 2002. Assuming we raise approximately $1,200,000 in this offering, we will need to raise additional funds by the end of October 2002, or sooner, through public or private financings, including equity financings, or through other arrangements, to continue operating our businesses, including out-licensing our technology, to meet our short-term and long-term cash needs. Additionally, we continue to seek additional sources of financing at the most favorable terms available to us. We do not know whether we will be able to secure sufficient new funds to continue our businesses or whether we will have sufficient authorized capital stock available to sell. If we are not able to obtain sufficient funding within our estimated time frame, we will have to take other actions that we otherwise would not take, such as selling some or all of our intellectual property rights and restructuring our operations or a combination of these activities.

FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” above, those in our Annual Report and Quarterly Report referenced above, those in the accompanying prospectus and those in the documents incorporated by reference herein and therein.

     We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent that we are required to do so by law or regulations. We also may make additional disclosures in our Annual Report on Form 10-K, our definitive proxy statement filed in connection with our Annual Meeting of Stockholders, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K that we may file from time to time with the Securities and Exchange Commission. Please also note that we provide a cautionary discussion of risks and uncertainties under the section entitled “Risk Factors” in our Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q. These are factors that we think could cause our actual results to differ materially from expected or forecasted results. Other factors besides those listed in the documents referenced above could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

     If we were to sell 7,000,000 shares of our common stock pursuant to this offering, the net proceeds to us from this offering, before deducting the estimated finder fees and our estimated offering expenses, will be approximately $1,200,000 based upon the public offering price of $0.17 per share. Any placement agent or finder associated with this offering would likely be working solely on a “best efforts” basis and therefore, we may not sell the entire amount of shares of our common stock offered pursuant to this prospectus. We plan to use the net proceeds we raise for general corporate purposes, including:

•	Working capital

•	Capital expenditures

•	Research and development

•	General and administrative expenses

     Net proceeds from the sale of the offered securities initially may be temporarily invested in short-term interest-bearing securities.

DILUTION

     The net tangible book value of our common stock on March 31, 2002 was $6,362,410, or approximately $0.237 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after March 31, 2002, other than to give effect to the sale of 7,000,000 shares of common stock offered by us at a price of $0.17 per share and after deducting the estimated finders fees and estimated offering expenses payable by us, our net tangible book value would have been $7,481,010, or approximately $0.221 per share. This represents an immediate dilution in net tangible book value of approximately $0.016 per share to existing stockholders and an immediate increase in net tangible book value of $0.051 per share to new investors.

Offering price per share		$0.17
Net tangible book value per share as of March 31, 2002	$0.237
Decrease per share attributable to new investors	0.016

As adjusted net tangible book value per share after the offering		0.221

Increase in net tangible book value per share to new investors		$0.051

     This table excludes shares of common stock issuable upon exercise of options, warrants and other rights, and the effect of shares of common stock issued since March 31, 2002.

PLAN OF DISTRIBUTION

     Our common stock is traded on the Nasdaq National Market under the symbol “NEOT.”

     This prospectus supplement relates to an offering by us on a “best efforts” basis of up to 7,000,000 shares of our common stock at a purchase price of $0.17 per share, to certain institutional investors for aggregate proceeds of approximately $1,200,000. In connection with this offering, we may pay fees or commissions and/or issue warrants to one or more placement agents and/or finders. Any placement agent or finder associated with this offering would likely be working solely on a “best efforts” basis and therefore, we may not sell the entire amount of shares of our common stock offered pursuant to this prospectus.

     We may or may not use one or more placement agents or finders in connection with this offering. If we do use a placement agent or finder, we will be required to pay the placement agent or finder a negotiated fee or commission which might include warrants. In addition, we may agree to indemnify the placement agent or finder against certain liabilities arising from any transaction in which it acts as a placement agent or finder.

     Any placement agent, finder, broker or dealer that participates in the distribution (collectively, “Distribution Participants”), may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any commissions received by the Distribution Participants and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters they would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Distribution Participants. Under these rules and regulations, Distribution Participants:

•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until such Distribution Participant has completed its participation in the distribution.

     In addition, we estimate that our share of the total expenses of this offering, excluding the finder fees and expense reimbursements, will be approximately $20,000.

DESCRIPTION OF COMMON STOCK

     The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, copies of which are on file with the Commission. See “Where You Can Find More Information.”

     We have authority to issue 50,000,000 shares of common stock, $.001 par value per share. As of July 8, 2002, we had 33,682,224 shares of common stock outstanding, held of record by approximately 364 stockholders.

Terms

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their shares alone. Our board of directors is divided into three classes, with the term of each class expiring every third year at the annual meeting of stockholders. The number of directors is distributed equally between the three classes. Subject to the preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of NeoTherapeutics, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of our common stock are fully paid and nonassessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, if any.

Stockholder Rights Plan

     On December 13, 2000, we adopted a Stockholder Rights Plan pursuant to which we have distributed rights to purchase units of our capital Series B Junior Participating Preferred Stock. The rights become exercisable upon the earlier of ten days after a person or group of affiliated or associated persons has acquired 20% or more of the outstanding shares of our common stock or ten business days after a tender offer has commenced that would result in a person or group beneficially owning 20% or more of our outstanding common stock. The description and terms of the rights are set forth in a Rights Agreement between us and U.S. Stock Transfer Corporation, as rights agent, filed with the Securities and Exchange Commission on December 26, 2000, as Exhibit 4.1 to our Form 8-A.

Certain Provisions of Delaware Law and of the Company’s Charter and Bylaws

     The following paragraphs summarize certain provisions of the Delaware General Corporation Law and the Company’s Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to the Company’s Charter and Bylaws, copies of which are on file with the Commission. See “Where You Can Find More Information.”

     Our Certificate of Incorporation and Bylaws contain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market place of our common stock.

     Our Certificate of Incorporation limits the personal liability of our directors to NeoTherapeutics and our stockholders to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

     Our Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Stockholders are not permitted to call a special meeting and cannot require the Board of Directors to call a special meeting. There is no right of stockholders to act by written consent without a meeting, unless the consent is unanimous. Any vacancy on the Board of Directors resulting from death, resignation, removal or otherwise or newly created directorships may be filled only by vote of the majority of directors then in office, or by a sole remaining director. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, except for nominations made by or at the direction of the board of directors or a committee of the board. Our Bylaws also provide for a classified board. See “Terms” above.

     We are subject to the “business combination” statute of the DGCL, an anti-takeover law enacted in 1988. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” for a period of three years after the date of the transaction in which a person became an “interested stockholder,” unless:

•	prior to such date the board of directors of the corporation approved either the “business combination” or the transaction which resulted in the stockholder becoming an “interested stockholder,”

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2)

employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•	at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not be written consent, by the affirmative vote of a least 66?% of the outstanding voting stock which is not owned by the “interested stockholder.”

     A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholders.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, potential acquirers of NeoTherapeutics may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is terminated:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 2, 2002;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002;

•	Our current reports on Form 8-K filed on March 14, 2002, March 27, 2002, April 2, 2002, April 25, 2002, April 29, 2002, May 1, 2002, May 7, 2002 , June 3, 2002, June 7, 2002, June 18, 2002 and June 19, 2002;

•	Our definitive proxy statement filed on April 30, 2002, pursuant to Section 14 of the Exchange Act in connection with our 2002 Annual Meeting of Stockholders;

•	The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description; and

•	The description of our Rights to Purchase Series B Junior Participating Preferred Stock contained in the Registration of Certain Classes of Securities filed pursuant to Section 12(g) of the Exchange Act on Form 8-A on December 26, 2000, including any amendment or reports filed for the purpose of updating such description.

     You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

NeoTherapeutics, Inc.
Attn: Investor Relations
157 Technology Drive
Irvine, California 92618
(949) 788-6700

     You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any other supplement or in the documents incorporated by reference herein and therein is accurate on any date other than the date on the front of those documents.

     This prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein and therein, are part of a registration statement we filed with the SEC (Registration No. 333-53108). The registration statement and the documents incorporated by reference into it and this prospectus supplement and the accompanying prospectus contain more information about the shares sold by us pursuant to this prospectus supplement. Because information about contracts referred to in this prospectus supplement and the accompanying prospectus is not always complete, you should read the full contracts which are incorporated by reference in the registration statement, this prospectus supplement and the accompanying prospectus. You may read and copy the full registration statement and the documents incorporated by reference into it at the SEC’s public reference rooms or their web site.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also part of this document. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock		NEOTHERAPEUTICS, INC
		UP TO 7,000,000 SHARES OF COMMON
		STOCK

TABLE OF CONTENTS		PROSPECTUS SUPPLEMENT
	Page
		July 8, 2002
ABOUT NEOTHERAPEUTICS	2
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	5
DILUTION	5
PLAN OF DISTRIBUTION	5
DESCRIPTION OF COMMON STOCK	6
WHERE YOU CAN FIND MORE INFORMATION	8